EXHIBIT 10.21

LEASE AGREEMENT

Lessor: (hereinafter referred to as party A) Wei Chen
Lessee: (hereinafter referred to as party B) Shandong Jiajia International & Forwarding Co., Ltd. Shanghai Branch

Party A and Party B have reached an agreement through friendly consultation to conclude the following contract.

Article 1.  Leased Premises
The leased premises are specified as follows: office area of 7,008 square feet located at Gutai Binjiang Mansion Suite 2301, 2302 and 2306, 969 S. Zhongshan Road, Huangpu District, Shanghai.

Articles 2.  Lease Term
The Lease Agreement shall be effective for one year, commencing from June 1, 2009 and ending on May 31, 2010. When the term expires, Party B has the priority over other rental applicants to renew the lease. Party A has right to terminate contract and take back premises in the following circumstances:

(1)	Party B sublease, transfer, or lend the premises without permission of Party A
(2)	Party B uses the premises to conduct illegal activities and do harm to public
(3)	Party B falls behind with rent accumulatively for two months.

Articles 3. Rent
The rent is RMB 25,000 for each month. The total rent for one year is RMB300,000.

Article 4. Monthly Property Management Fee: RMB11718.54
The Lessee pays on monthly basis the following expenses: Electricity, Water and cleaning service.

Article 5. Payment Method
Party B should pay the rent biannually.

Article 6. Obligations of Party A

1)	Party A should guarantee the lease right of the premises of Party B. Party A should not rent the same premises to a third party.
2)	Party A should coordinate with Property Management Services of the building to ensure Party B has access to the premises and property management services during the lease term.
3)	Party A should pay for maintenance fee, and other related fees.

Article 7. Obligations of Party B

1)	Party B should pay Party A the rents on time.
2)	Party B should not transfer the lease of the premises or sublet it without Party A's written approval.
3)	Party B is responsible for interior decoration and bears the related cost.
4)	Party B should take good care of the premises. Party B will be responsible to compensate any damages of the premises and attached facilities caused by its fault and negligence.
5)	Party B will use the premises only for the purpose of office operation. Party B should not conduct illegal activities in the rented premises.
6)	Party B must maintain the good condition of the premises by expiration of the lease. After Party A has completed the status check, the premises should return to Party A.
7)
Party B should give written notice to Party A two months in advance in order to terminate the contract on an earlier date, renew the lease, or terminate the lease on the expiration date. With approval from Party A, both parties should prepare the related paperwork accordingly.

8)	Party B can install the company plate in the premises at its own cost.

Article 8. Exemptions
Either party is exempt from the responsibility to compensate the loss of the other party when it fails to perform the obligations due to force majeure.

Article 9. Deposit Refund

1)	After the lease is signed by Party B, Party A is not obligated to return any deposit.
2)	In case Party B wants to terminate the lease within 8 months, Party A has the right to render deposit as the lease termination fee.

Article 10. Miscellaneous
There are 2 originals of this contract. Each party will hold 1 original(s). The two original copies are equally valid.
Both parties will solve the issues not addressed in the lease through friendly consultation. In case an agreement cannot be reached, any party may summit the dispute to Shanghai Arbitration Commission for arbitration.

Party A: Wei Chen
/s/ Wei Chen
(Signature)

Party B: Shandong Jiajia International & Forwarding Company. Ltd. Shanghai Branch
(Company Stamp)